Exhibit 99.1

ACME UNITED CORPORATION            NEWS RELEASE

CONTACT:Paul G. DriscollAcme United Corporation1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE   October 26, 2021

ACME UNITED REPORTS 11% SALES INCREASE AND 30% NET INCOME INCREASE FOR THIRD QUARTER OF 2021

SHELTON, CT – October 26, 2021 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended September 30, 2021 were $47.9 million compared to $43.3 million in the third quarter of 2020, an increase of 11%. Net sales for the nine months ended September 30, 2021 were $136.3 million, compared to $123.1 million in the same period in 2020, an increase of 11%.

Net income was $2,046,000 or $0.50 per diluted share for the quarter ended September 30, 2021 compared to $1,579,000, or $0.46 per diluted share, for the comparable period last year, an increase of 30% in net income and 9% in diluted earnings per share.  Net income (excluding the impact of the PPP loan forgiveness) for the nine months ended September 30, 2021 was $7,814,000, or $1.97 per diluted share, compared to $6,055,000, or $1.75 per diluted share, in last year’s same period, increases of 29% and 13%, respectively. Net income for the nine months ended September 30, 2021, including the PPP loan forgiveness, was $11.3 million, or $2.85 per diluted share.

Chairman and CEO Walter C. Johnsen said, “Acme United had strong demand for our first aid and cutting products in the third quarter.  Sales to our office customers rebounded strongly, and our ecommerce revenues were robust.  We proactively increased inventory by nearly 33% during the past 18 months in anticipation of potential global supply chain interruptions.  Having done so, we believe we are well-positioned to respond to customer needs in the coming quarters.” Mr. Johnsen added, ”We are excited about many new opportunities as we continue to innovate and grow.”

For the third quarter of 2021, net sales in the U.S. segment increased 12% compared to the same period in 2020. For the nine months ended September 30, 2021, net sales in the

Exhibit 99.1

U.S. segment increased 8% compared to the same period in 2020. The growth for both periods was primarily attributable to strong sales of first aid and medical products.

European net sales for the third quarter of 2021 were constant in both U.S. dollars and local currency compared to the third quarter of 2020 due to the timing of several large orders in 2020. Net sales for the nine months ended September 30, 2021 increased 22% in U.S. dollars and 15% in local currency compared to the first nine months of 2020, mainly due to sales growth in the ecommerce channel across all product lines and market share gains in Westcott school and office products.

Net sales in Canada for the third quarter of 2021 increased 6% in U.S. dollars and were constant in local currency compared to the same period in 2020.  Higher sales of First Aid Central products were offset by lower sales of school and office products. In 2020, back-to-school shipments of school and office products were delayed from the second quarter to the third quarter due to the COVID-19 lockdowns in the second quarter of 2020. Net sales for the nine months ended September 30, 2021 increased 33% in U.S. dollars and 23% in local currency compared to the first nine months of 2020 primarily to due to higher sales of first aid products.

Gross margin was 35.5% in the third quarter of 2021 versus 34.5% in the comparable period last year.  Gross margin was 36% for the nine months ended September 30, 2021, compared to 36% for the same period of 2020.

The Company’s bank debt less cash on September 30, 2021 was $38.1 million compared to $34.4 million on September 30, 2020.  During the twelve-month period ended September 30, 2021, the Company paid approximately $9.3 million for the acquisition of the assets of Med-Nap LLC., distributed $1.7 million in dividends on its common stock, generated approximately $2 million in free cash flow, and received forgiveness for the PPP loan of $3.5 million.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Tuesday, October 26, 2021, at 2:30 p.m. EDT. To listen or participate in a

Exhibit 99.1

question and answer session, dial866-248-8441. International callers may dial 929-477-0591. The confirmation code is 5719272.  You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, DMT®, and Med-Nap. For more information, visit www.acmeunited.com.

Forward Looking Statements

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including the impact that the global COVID-19 pandemic has had and will continue to have on the Company’s business, operations and financial results.  These include the extent of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic including through existing and any new variant strains of the underlying virus; the continuing effectiveness, global availability, and public acceptance of vaccines; the duration and scope of pandemic-related government orders and restrictions on commercial and other activities, including retail store, office, school and restaurant closures; the duration and scope of the Company’s actions to maintain employee health at our offices, production facilities and distribution centers; the extent of the impact of the COVID-19 pandemic on overall demand for the Company’s products; the pace and strength of economic recovery and the heightened impact the pandemic has on many of the risks described herein, including, without limitation, risks relating to the on-going world-wide economic turbulence, and potential disruptions in our supply chain, any of which could adversely impact the Company’s ability to manufacture, source or distribute it products, both domestically and internationally.

Exhibit 99.1

These risks and uncertainties further include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, whether caused by COVID-19 or otherwise, including the impact on the Company’s suppliers and customers; (iii) the potential disruptions in the Company’s supply chains, whether caused by COVID-19 or otherwise; (iv) changes in client needs and consumer spending habits, including COVID-19 related changes; (v) the impact of competition; (vi) the impact of technological changes including, specifically, the growth of online marketing and sales activity; (vii) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (viii) the Company’s ability to effectively manage its inventory in a rapidly changing business environment, including additional inventory acquired to respond to COVID-19 related uncertainties; (ix) the impact of any increases in inflation; (x) currency fluctuations; (xi) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (xii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

#    #    #

Exhibit 99.1

CME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THIRD QUARTER REPORT 2021

(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	September 30, 2021	September 30, 2020

Net sales	$47,923	$43,316
Cost of goods sold	30,918	28,360
Gross profit	17,005	14,956
Selling, general, and administrative expenses	14,044	12,832
Operating income	2,961	2,124
Interest expense	(230)	(173)
Interest income	2	5
Interest expense, net	(228)	(168)
Other (expense) income , net	(68)	35
Total other (expense) income , net	(68)	35
Income before income tax expense	2,665	1,991
Income tax expense	619	412
Net income	$2,046	$1,579

Shares outstanding - Basic	3,542	3,340
Shares outstanding - Diluted	4,058	3,461

Earnings per share - Basic	$0.58	$0.47
Earnings per share - Diluted	0.50	0.46

Exhibit 99.1

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THIRD QUARTER REPORT 2021 (cont.)

(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in 000's except per share data	September 30, 2021	September 30, 2020

Net sales	$136,295	$123,133
Cost of goods sold	87,550	78,594
Gross profit	48,745	44,539
Selling, general, and administrative expenses	39,028	36,023
Operating income	9,717	8,516
Interest expense	(682)	(742)
Interest income	11	20
Interest expense, net	(671)	(722)
PPP Loan forgiveness	3,508	-
Other expense, net	(213)	(2)
Total other income (expense), net	3,295	(2)
Income before income tax expense	12,341	7,792
Income tax expense	1,019	1,737
Net income	$11,322	$6,055

Shares outstanding - Basic	3,449	3,343
Shares outstanding - Diluted	3,969	3,454

Earnings per share - Basic	$3.28	$1.81
Earnings per share - Diluted	2.85	1.75

Reconciliation to reported Net Income (GAAP)
Net income as reported (GAAP)	11,322	6,055
PPP Loan Forgiveness	(3,508)	-
Net income as adjusted	7,814	6,055
Earnings per share before PPP Loan forgiveness - Basic	$2.27	$1.81
Earnings per share before PPP Loan forgiveness - Diluted	1.97	1.75

Exhibit 99.1

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

THIRD QUARTER REPORT 2021

(Unaudited)

Amounts in 000's	September 30, 2021	September 30, 2020

Assets:
Current assets:
Cash and cash equivalents	$5,306	$3,031
Accounts receivable, net	36,088	32,154
Inventories	48,795	48,351
Prepaid expenses and other current assets	2,458	2,142
Total current assets	92,647	85,678

Property, plant and equipment, net	23,181	14,341
Operating lease right of use asset	3,187	2,190
Intangible assets, less accumulated amortization	17,615	16,072
Goodwill	4,800	4,696
Other assets	-	40
Total assets	$141,430	$123,017

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$6,695	$9,251
Operating lease liability - short term	945	847
Mortgage payable - short term	267	267
Other accrued liabilities	11,184	13,376
Total current liabilities	19,091	23,741
Long term debt	40,454	30,703
Note payable - PPP loan	-	3,508
Mortgage payable - long term	2,711	2,978
Operating lease liability - long term	2,484	1,422
Other non-current liabilities	141	69
Total liabilities	64,881	62,421
Total stockholders' equity	76,549	60,596
Total liabilities and stockholders' equity	$141,430	$123,017